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                                                                   EXHIBIT 23.1


               CONSENT OF INDEPENDENT AUDITORS, ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11825, 33-88156, 33-51056, 33-36787, 33-25897, 33-62807,
333-35487, 333-65567, 333-80453, 333-54056, 333-54058, 333-70146, 333-54056,
333-89742, 333-101730, and 333-102784 pertaining to the Novellus Systems, Inc. Amended and Restated 1984 Stock Option Plan, the Novellus Systems, Inc. Amended and Restated 1992 Employee Stock Purchase Plan, the Novellus Systems, Inc. Amended and Restated 1992 Stock Option Plan, the GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan, the Gamma Precision Technology 1998 Stock Option Plan, the GaSonics International Corporation 2000 Supplemental Stock Option Plan, the Novellus Systems, Inc. 2001 Non-Qualified Stock Option Plan, as amended, the Novellus Systems, Inc. 2001 Stock Incentive Plan, the SpeedFam, Inc. 1991 Employee Incentive Stock Option Plan, as amended, the SpeedFam-IPEC, Inc. 1992 Stock Option Plan, as amended, the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC International, Inc., as amended, the 2001 Nonstatutory Stock Option Plan of SpeedFam-IPEC, Inc., and the Stand-Alone Nonstatutory Stock Option Agreement of SpeedFam-IPEC, Inc., dated June 14, 2001, of our report dated January 22, 2004, with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

                                                 /s/ Ernst & Young LLP

San Jose, California
March 12, 2004